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                                                                   EXHIBIT 11.1

                        EARNINGS PER SHARE COMPUTATION



Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method. All computations give effect to a reverse stock split effective November 16, 1993 as if the transaction had occurred retroactively. Primary and fully diluted earnings per share are the same for each period presented.



                                                Three Months Ended June 30, Nine Months Ended June 30,
                                                --------------------------- --------------------------
                                                      1997        1996        1997        1996
                                                    ---------   ---------   ---------   ---------
Common stock outstanding throughout the period     2,794,000   2,752,000   2,794,000   2,732,000
Exercised options                                      3,000        --         3,000      11,000
Dilutive unexercised stock options:
     Shares presumed issued at exercise
        ($2.25 to $3.00 per share in 1997 and
          $2.25 to $3.75 per share in 1996)           10,000      68,000      53,000      83,000
                                                   ---------   ---------   ---------   ---------

Weighted average shares outstanding                2,807,000   2,820,000   2,850,000   2,826,000
                                                   =========   =========   =========   =========




                                                           (a)             (b)
                                                                        Weighted
                                                       Results of        Average
                                                       Operations        Shares     Per Share (a / b)
                                                       ----------        ------     -----------------
Net income - Three Months Ended June 30, 1997          $  297,000       2,807,000   $.11
             Nine Months Ended June 30, 1997           $  896,000       2,850,000   $.31

Net loss  -  Three Months Ended June 30, 1996          $ (723,000)      2,820,000            $ (.26)
             Nine Months Ended June 30, 1996           $ (691,000)      2,826,000            $ (.24)





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